Exhibit 99.1

NEWS RELEASE
1801 E. St. Andrew Place, Santa Ana, CA 92705	FOR IMMEDIATE RELEASE
(714) 466-1100 Fax (714) 466-5800	Company Contact:	Kevin Michaels
(714) 466-1608

POWERWAVE TECHNOLOGIES

COMPLETES PURCHASE OF

SELECTED WIRELESS ASSETS OF REMEC, INC.

SANTA ANA, Calif., September 2, 2005 – Powerwave Technologies, Inc. (NASDAQ:PWAV) today announced it has completed the purchase of selected assets and liabilities of REMEC Inc.’s (NASDAQ: REMC) Wireless Systems Business, including its RF conditioning, filter, tower-mounted amplifier and RF power amplifier product lines. Powerwave paid a purchase price consisting of 10 million shares of Powerwave common stock and $40 million in cash, which is subject to certain post-closing adjustments. $15 million of the purchase price has been deposited into an escrow to cover any potential indemnification claims. Based on Powerwave’s closing stock price on Thursday, September 1, 2005, the transaction value is approximately $144.7 million.

“We believe that our purchase of REMEC’s Wireless Systems Business enhances our ability to deliver leading-edge wireless solutions,” stated Ronald J. Buschur, President and Chief Executive Officer of Powerwave. “This acquisition further strengthens one of the broadest portfolios of products and services in the wireless industry, while improving our position in both the OEM and network operator channels.”

This strategic acquisition strengthens Powerwave’s market leading position in both antenna and base station solutions, as well as broadens Powerwave’s RF conditioning and filter product portfolio. In addition, this acquisition adds over 90 US and international patents to Powerwave’s intellectual property portfolio. The product lines acquired had a trailing 12-month revenue run rate for calendar year 2004 of approximately $250 million.

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POWERWAVE COMPLETES

PURCHASE OF WIRELESS ASSETS OF REMEC

About Powerwave Technologies

Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks. Powerwave designs, manufactures and markets antennas, boosters, combiners, filters, repeaters, multi-carrier RF power amplifiers and tower-mounted amplifiers and advanced coverage solutions, all for use in cellular, PCS and 3G networks throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. Telephone (714) 466-1000. For more information on Powerwave’s advanced wireless coverage and capacity solutions, please call (888)-PWR-WAVE (797-9283) or visit our web site at www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.

Forward-Looking Statements

This press release contains “forward-looking” statements including statements regarding benefits of the proposed acquisition and expectations for our products. These statements are based on Powerwave’s management’s current expectations. There are a number of risks and uncertainties that could cause actual results to differ materially. For example, problems may arise in successfully integrating the acquired business. The acquisition may involve unexpected costs. We may be unable to achieve cost-cutting synergies. Our businesses may suffer as a result of uncertainty surrounding the acquisition. Other potential risks and uncertainties include, but are not limited to: customer order cancellations or deferrals; delays or cancellations of wireless network capacity expansions and buildouts for both existing 2G and 2.5G networks and new 3G networks; we require continued success in the design of new products and such products must be manufacturable and of good quality and reliability; our dependence on a limited number of customers for the majority of our revenues exposes us to potential reductions in revenue if such customers cease purchasing products from us; our business requires continued favorable business conditions and growth in the wireless communications market. More detailed information on these and additional factors which could affect Powerwave’s operating and financial results are described in Powerwave’s Form 10-K for the fiscal year ended January 2, 2005, and its Form 10-Q for the quarterly period ended July 3, 2005, both of which are filed with the Securities and

POWERWAVE COMPLETES

PURCHASE OF WIRELESS ASSETS OF REMEC

Exchange Commission, and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that Powerwave faces. Additionally, Powerwave undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

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